                                                                    EXHIBIT 99.1

For Immediate Release

             ENERGY WEST FILES FOR GENERAL RATE INCREASE IN MONTANA

GREAT FALLS, Mont., March 26/PRNewswire-First Call/--ENERGY WEST, INCORPORATED
(NASDAQ: EWST - News) a natural gas, propane and energy marketing company serving the Rocky Mountain states, announced today that it has filed for a general rate increase from the Montana Public Service Commission for its operations located in Great Falls, Montana. The total amount of the rate increase being requested is approximately $1.1 million, a 4% increase over existing rates. If the full increase is granted, residential customers would see an increase to their bills of approximately $28.90 per year. The filing is being requested in order to recover cost increases related to property taxes, insurance, and compliance with the new Sarbanes-Oxley Act. None of the increase is due to costs of the natural gas commodity.

Tim Good, Vice-President of the Company's natural gas division, stated, "One of our strategic objectives is to be a low cost provider. Energy West is currently the lowest cost provider of natural gas of the three larger utilities in
Montana, and it is our objective to stay there. However, to remain financially viable, we need to recover our business expenses. Nearly all of the increase we are requesting is related to outside costs that we simply can't control. These include increased insurance rates, and costs of compliance with the
Sarbanes-Oxley Act of 2002." The Company is also seeking recovery for costs related to a settlement with the Department of Revenue over property taxes. That settlement called for $2.43 million to be paid in annual installments of
$243,000 per year for the next ten years, and for the Company to change its methodology for valuation of its property. The new methodology that the Company is required to follow is expected to result in higher property tax costs being passed on to Great Falls consumers compared to the past.

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Safe Harbor Forward Looking Statement: Energy West is including the following cautionary statement in the release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of
1995 for any forward-looking statements made by, or on behalf of Energy West.
Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans,"
"predicts," and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, changes in the utility regulatory environment, risks related to commission action regarding requests for rate adjustments, wholesale and retail competition, weather conditions, litigation risk and various other matters, many of which are beyond Energy West's control. Energy West undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West's expectations with regard

thereto or any change in events, conditions, or circumstances on which any such statement is based.

For additional information or clarification, please contact: JoAnn S. Hogan,
Financial Communications, 1-406-791-7555, jshogan@ewst.com of Energy West,
Incorporated.

Our toll-free number is 1-800-570-5688. Our web address is www.energywest.com
Our address is P. O. Box 2229, Great Falls, MT 59403-2229